Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 1 TO RESTRUCTURING SUPPORT AGREEMENT

This AMENDMENT NO. 1 TO RESTRUCTURING SUPPORT AGREEMENT, dated as of January 6, 2021 (this “Amendment”), is entered into by and among (i) the undersigned Company Parties and (ii) the undersigned Consenting Lenders comprising Requisite Consenting Lenders (each, a “Party” and collectively, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Restructuring Support Agreement (as defined below).

WHEREAS, the Parties entered into that certain Restructuring Support Agreement, dated September 20, 2020 (as may be further amended, supplemented, and/or modified from time to time, the “Restructuring Support Agreement”);

WHEREAS, on September 20, 2020, the Company Parties and certain of their affiliates (collectively, the “Debtors”) commenced chapter 11 cases (the “Chapter 11 Cases”) in the Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, Section 10 of the Restructuring Support Agreement provides that the Restructuring Support Agreement may be modified, amended or supplemented upon the written consent of the Parties, in their sole discretion;

WHEREAS, Section 8 of the Restructuring Support Agreement provides that the Milestones contained therein may be extended or waived in writing (which may be by electronic mail between applicable counsel) by the Parties, in their sole discretion;

WHEREAS, as of the date hereof certain Milestones have been extended by the Parties from time-to-time; and,

WHEREAS, the Parties desire to enter into this Amendment to further extend certain Milestones and make certain modifications to the Restructuring Support Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intended to be legally bound, agree as follows:

1.    Amendments. The Restructuring Support Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the marked blacklined copy of the Restructuring Support Agreement attached as Annex I hereto (which shall be the Restructuring Support Agreement). Said Annex I has been blacklined to show all changes from the Restructuring Support Agreement as in effect immediately prior to the date hereof, it being agreed that, by virtue of this Amendment upon the effectiveness hereof, any amendments or other modifications to the Restructuring Support Agreement prior to the date hereof that are not reflected in said Annex I shall cease to be in effect or, as the case may be, shall be modified as set forth in said Annex I, and Annex I shall for all purposes be deemed to constitute the Restructuring Support Agreement.

2.    Effectiveness. This Amendment shall become effective and binding when counterpart signature pages to this Amendment have been executed by (a) each Company Party and (b) Consenting Lenders comprising Requisite Consenting Lenders, and delivered to the Parties’ respective legal counsel.

3.    Miscellaneous. Except as expressly set forth herein, the Restructuring Support Agreement is and shall remain unchanged and in full force and effect, and nothing contained in this Amendment shall, by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect the rights of any Party, or shall alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the Restructuring Support Agreement.

4.    Survival. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the successors and permitted assigns of the Parties.

5.    Governing Law; Jurisdiction; Forum. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Amendment, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Amendment: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

6.    Counterparts. This Amendment may be executed and delivered by one or more of the Parties in any number of separate counterparts (including by electronic transmission of signature pages hereto), and all such counterparts taken together shall be deemed an original and to constitute one and the same instrument.

[Signature Pages Follow]

2

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

[All signature pages on file with the Debtors]

[Signature Page to RSA Amendment No. 1]

EXECUTION VERSION

Annex I

EXECUTION VERSION

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS, IN EACH CASE, SUBJECT TO THE TERMS HEREOF.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of September 20, 2020, is entered into by and among:

(i)    Garrett Motion Inc. (“GMI”), a company incorporated under the Laws of Delaware;

(ii)    each of its Affiliates listed on Exhibit B to this Agreement that have executed and delivered counterpart signature pages to this Agreement to counsel to the other Parties (together with GMI, each a “Company Party” and, collectively, the “Company” or “Debtors”); and

(iii)    the undersigned Lenders that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties, each on its own behalf and on behalf of each of its Affiliates that holds any Claims against the Company Parties or their Affiliates, including Loan Claims, whether as of the date hereof or from time to time hereafter (collectively, the “Consenting Lenders”).1

The Company, each Consenting Lender, and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof are referred herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Company intends to enter into certain transactions (the “Restructuring Transactions”) in furtherance of a global restructuring of the Company~~(the “Restructuring ”)~~, which includes the acquisition of substantially all of the business of the Company through a reorganization or the acquisition of substantially all of the assets of certain Debtors and of the stock of certain Debtors and other subsidiaries (the “Acquisition”), which, subject to the Milestones (as defined below), is anticipated to be effected through a plan of reorganization ~~(the “Plan~~as contemplated in this Agreement and the Restructuring Term Sheet (the “Plan”) or pursuant to an Acceptable Plan (such restructuring, the “Restructuring”), a solicitation of votes therefor (the “Solicitation”) pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), and the commencement by the Company of voluntary cases (the “Chapter 11 Cases”) under the Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

[1]

For the avoidance of doubt, any Consenting Lender that is a Qualified Marketmaker shall be required to comply with the terms and obligations of this Agreement solely to the extent provided in Section 2 hereof.

WHEREAS, the Restructuring Transactions in connection with the Plan include those transactions described in the Restructuring Term Sheet attached hereto as Exhibit C (the “Restructuring Term Sheet”);

WHEREAS, as of the date hereof, the Consenting Lenders hold, in the aggregate, approximately 61% of the aggregate outstanding principal amount of the Loan Claims;

WHEREAS, the Consenting Lenders and the Company desire to express to each other their mutual support and commitments in respect of the matters discussed in the Restructuring Term Sheet and hereunder;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.    Certain Definitions.

(a)    As used in this Agreement, each capitalized term set forth in Exhibit A shall have the meaning ascribed to it therein.

(b)    When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule, respectively, of or attached to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words using the singular or plural also include the plural or singular, respectively, (b) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (c) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” (d) the word “or” shall not be exclusive and shall be read to mean “and/or” and (e) any reference to dollars or “$” shall be to United States dollars. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

2.    Agreements of the Consenting Lender.

(a)    Voting; Support. Each Consenting Lender agrees that, during the Support Period, such Consenting Lender shall:

(i)    support and take all commercially reasonable actions reasonably requested in writing by the Company to facilitate the financing contemplated by the DIP Credit Agreement (the “DIP Financing”) on the terms and conditions set forth in Annex B to the Restructuring Term Sheet (the “DIP Facility Term Sheet”), including irrevocably consenting to and directing, pursuant to the DIP Order, the Loan Agent to consent to (including, in each case, pursuant to an amendment to the Credit Agreement (the “Credit Agreement Amendment”) pursuant to which each Consenting Lender shall irrevocably consent to, and direct the Loan Agent to consent to), (x) the DIP Financing, the priming liens and security interests, use of cash collateral, adequate protection arrangements, intercreditor agreements and the other documents, instruments and arrangements contemplated by the DIP Facility Term Sheet and otherwise acceptable by Requisite Consenting Lenders and (y) direct the Loan Agent to enter into intercreditor agreements, new security documents or amendments to existing documents to give effect to the priming liens and security interests referred to in the foregoing clause (y) and, if necessary, to resign as collateral agent under the Credit Agreement and the other security documents relating thereto in order to permit the Agent (as defined in the DIP Facility Term Sheet) to hold collateral on behalf of the lenders under the DIP Financing and under the Credit Agreement; provided that, notwithstanding anything herein to the contrary, the DIP Documents (including the DIP Credit Agreement and amendments thereto), any agreement documenting the DIP Facility, and the DIP Orders) shall be in form and substance acceptable to the Requisite Consenting Lenders;

(ii)    solely to the extent an Acceptable Plan embodying the Acquisition is confirmed by the Bankruptcy Court, support and take all commercially reasonable actions reasonably requested by the Company to facilitate the consummation of the Acquisition, including consenting to, and directing the Loan Agent to, (A) release and discharge all liens, encumbrances, and interests in Collateral as permitted by the Loan Documents and (B) release and discharge all subsidiary guarantees under the Loan Documents and all guarantees under the Subordinated Bendix Indemnification Guarantee Agreement as permitted by the Loan Documents and the Intercreditor Agreement, in each of cases (A) and (B) concurrent with the consummation of the Acquisition; provided that, notwithstanding anything herein to the contrary, the SAPA, Confirmation Order, and all other documentation with respect to the Acquisition shall be in form and substance reasonably acceptable to the Requisite Consenting Lenders (it being understood that (1) the SAPA and all related documentation dated as of the date hereof and a Confirmation Order that gives effect to the terms of the SAPA and the Restructuring Term Sheet are deemed acceptable to the Requisite Consenting Lenders and (2) any amendments or modifications to the SAPA, Confirmation Order, or any such documentation to effect or implement the Asset Sale Election (as defined in the SAPA) are acceptable to the Requisite Consenting Lenders);

(iii)    subject to receipt of a Disclosure Statement and related solicitation materials approved by an order of the Bankruptcy Court (A) timely vote or cause to be voted its Claims (including, without limitation, all ~~claims arising under the Credit Agreement~~Loan Claims) to accept an Acceptable Plan by delivering its duly executed and completed ballot or ballots, as applicable, accepting such Acceptable Plan on a timely basis, and (B) not change or withdraw such vote (or cause or direct such vote to be changed or withdrawn); provided, however, that such vote may, upon written notice to the Company and the other Parties, be revoked (and, upon such revocation, deemed void ab initio) by any Consenting Lender at any time following the expiration of the Support Period; provided further, that, notwithstanding anything herein to the contrary, the Acceptable Plan, Disclosure Statement, Confirmation Order with respect to such Acceptable Plan, and all other documentation related to the Acceptable Plan shall be in form and substance reasonably acceptable to the Requisite Consenting Lenders;

(iv)    use commercially reasonable efforts to execute and implement the applicable Definitive Documents that are consistent with this Agreement and to which it is required to be a party;

(v)    timely vote or cause to be voted its Claims against any plan, plan proposal, restructuring proposal, offer of dissolution, assignment for the benefit of creditors, winding up, liquidation, sale or disposition, reorganization, merger, business combination, joint venture, debt or equity financing or re-financing, recapitalization or other restructuring of the Company (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code) other than an Acceptable Plan (each, an “Alternative Restructuring”), unless such Alternative Restructuring provides for no less favorable treatment of the Loan Claims than is contemplated by the Restructuring Term Sheet;

(vi)    not directly or indirectly, through any person or entity (including, without limitation, any administrative agent or collateral agent), seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing or prosecution of any Alternative Restructuring, unless such Alternative Restructuring provides for no less favorable treatment of the Loan Claims than is contemplated by the Restructuring Term Sheet, or object to or take any other action that is inconsistent with or that would reasonably be expected to prevent, interfere with, delay or impede the Solicitation, approval of the Disclosure Statement, or the confirmation and consummation of an Acceptable Plan and the consummation of the Restructuring;

(vii)    not object to, delay, impede, or take any other action to interfere with the (A) acceptance, implementation, or consummation of the Restructuring; or encourage any person or entity to do any of the foregoing or (B) Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code unless otherwise permitted under the Definitive Documents;

(viii)    not file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or an Acceptable Plan;

(ix)    agree to provide, and to not opt out of, the releases of the Released Parties consistent with the terms of the Restructuring Term Sheet; provided that the form of such release shall be reasonably acceptable to such Consenting Lender;

(x)    use commercially reasonably efforts to give any notice, order, instruction, or direction to the Loan Agent reasonably requested by the Company and necessary to give effect to the Restructuring;

(xi)    not exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any Claims, including rights or remedies arising from or asserting or bringing any Loan Claims~~under or with respect to the Credit Agreement~~ that are inconsistent with this Agreement or the Definitive Documents;

(xii)    comply with, and use commercially reasonable efforts to enforce compliance with, the standstill and other applicable provisions of the Intercreditor Agreement and the Subordinated Bendix Indemnity Agreements;

(xiii)    support and take all commercially reasonable actions reasonably requested by the Company to facilitate the Solicitation of an Acceptable Plan, obtain approval of the Disclosure Statement, and obtain confirmation and consummation of ~~the~~an Acceptable Plan and the Restructuring; and

(xiv)    to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate appropriate additional or alternative provisions to address any such impediment.

provided that notwithstanding anything to the contrary in this Agreement, (x) nothing in this Agreement shall limit, condition or restrict, in any way, the right of each Consenting Lender to support, assist, engage in negotiations in connection with, and participate in the formulation, preparation, filing or prosecution of any Acceptable Plan, including any chapter 11 plan proposed by a third party; (y) nothing in this Section 2 shall be interpreted to abridge or otherwise affect such right; and (z) the taking of any of the foregoing actions by a Consenting Lender in connection with an Acceptable Plan shall not constitute or be deemed to constitute a breach or violation of this Agreement.

(b)    Transfers. Each Consenting Lender agrees that, during the Support Period, such Consenting Lender shall not sell, transfer, loan, issue, assign or otherwise dispose of (each, a “Transfer”), directly or indirectly, in whole or in part, any of its Loan Claims or any option thereon or any right or interest therein ~~or any other claims against or interests in the Company~~(including the grant of any proxy or the deposit of any Loan Claims against~~or interests in~~ the Company into a voting trust or the entry into a voting agreement with respect thereto), unless the transferee thereof either (i) is a Consenting Lender or (ii) prior to such Transfer, agrees in writing for the benefit of the Parties to become a Consenting Lender and to be bound by all of the terms of this Agreement applicable to Consenting ~~Lender~~Lenders (including with respect to any and all claims or interests it already may hold against or in the Company prior to such Transfer) by executing a joinder agreement, a form of which is attached hereto as Exhibit D (a “Joinder Agreement”), and delivering an executed copy thereof within two (2) Business Days of such execution, to (A) Sullivan & Cromwell LLP (“S&C”), as counsel to the Company, and (B) Lender Counsel, in which event (x) the transferee (including the Consenting Lender transferee, if applicable) shall be deemed to be a Consenting Lender hereunder and (y) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such Transferred rights and obligations; provided that a Consenting Lender may Transfer its Loan Claims to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker execute a Joinder Agreement, provided that (I) any subsequent Transfer by such Qualified Marketmaker of the right, title, or interest in such Loan Claims is to a transferee that is or becomes a Consenting Lender at the time of such Transfer and (II) the Qualified Marketmaker complies with Section 2(d) hereof. Notwithstanding anything else herein, to the extent that a Consenting Lender is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title, or interest in such Loan Claims that the Qualified Marketmaker acquires from a holder of the Loan Claims who is not a Consenting Lender without the requirement that the transferee be or became a Consenting Lender. Nothing herein shall modify, amend, or replace the restrictions and limitations on the Consenting Lenders’ ability to Transfer Loan Claims as provided in the Credit Agreement. For the avoidance of doubt, nothing herein shall impair, limit or condition the ability of a Consenting Lender to Transfer any Claims other than Loan Claims.

(c)    Additional Claims or Interests. To the extent any Consenting Lender (i) acquires additional Claims, (ii) holds or acquires any other claims against the Company entitled to vote on the Acceptable Plan, (iii) holds or acquires any Interests in the Company entitled to vote on the Acceptable Plan or (iv) Transfers any Claims, then, in each case, each such Consenting Lender shall promptly (in no event less than three (3) Business Days following such acquisition or transaction) notify S&C and Lender Counsel in writing and each such Consenting Lender agrees with respect to (i) through (iii) above that such additional Claims or other claims or Interests shall be subject to this Agreement, and that, for the duration of the Support Period, it shall vote (or cause to be voted) any such additional Claims or other claims or Interests entitled to vote on the Acceptable Plan in a manner consistent with Section 2(a) hereof (and in the event the Solicitation has already commenced, no later than two (2) Business Days following the acquisition of such Claim, claims or Interests).

(d)    Obligations of Qualified Marketmaker. If at the time of a proposed Transfer of Loan Claims to a Qualified Marketmaker, such Loan Claims (i) may be voted on the Acceptable Plan, the proposed transferor Consenting Lender must first vote such Loan Claims in accordance with Section 2(a) or (ii) have not yet been and may not yet be voted on the Acceptable Plan and such Qualified Marketmaker does not Transfer such Loan Claims~~or Interests~~ to a subsequent transferee prior to the third (3rd) Business Day prior to the expiration of the applicable voting deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the transfer documentation to the Qualified Marketmaker shall have provided that it shall), on the first (1st) Business Day immediately following the Qualified Marketmaker Joinder Date, become a Consenting Lender with respect to such Loan Claims in accordance with the terms hereof (including the obligation to vote in favor of the Acceptable Plan) and shall vote in favor of the Acceptable Plan in accordance with the terms hereof; provided that, the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a Consenting Lender with respect to such Loan Claims at such time that the transferee of such Loan Claims becomes a Consenting Lender, with respect to such Loan Claims.

(e)    Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit, condition or restrict, in any way, any Consenting Lender, in its capacity as a lender under the DIP Credit Agreement, from (i) exercising any rights and remedies under the DIP Credit Agreement (and any related credit documents, including the DIP Orders), (ii) waiving or forbearing with respect to any Default or Event of Default as defined in the DIP Credit Agreement and DIP Orders, (iii) amending, modifying or supplementing the DIP Credit Agreement (or any related credit documents), or (iv) refusing to make additional advances under the DIP Credit Agreement, in each case, in their sole and absolute discretion and in accordance with the terms of the DIP Credit Agreement (or related credit documents and the DIP Orders).

(f)    The Company understands that the Consenting Lenders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Company acknowledges and agrees that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Lender that principally manage and/or supervise the Consenting Lender’s investment in the Company, and shall not apply to any other trading desk or business group of the Consenting Lender so long as they are not acting at the direction or for the benefit of such Consenting Lender. Further, notwithstanding anything in this Agreement to the contrary, the Parties agree that, in connection with the delivery of signature pages to this Agreement by a Consenting Lender that is a Qualified Marketmaker before the occurrence of conditions giving rise to the Support Effective Date, such Consenting Lender shall be a Consenting Lender hereunder solely with respect to the Loans listed on such signature pages and shall not be required to comply with this Agreement for any other Claims it may hold.

3.    Agreements of the Company.

(a)    Covenants. The Company agrees that, during the Support Period, the Company shall:

(i)    use commercially reasonable efforts (i) to pursue the Restructuring on the terms and in accordance with the Milestones set forth in this Agreement, including by negotiating the Definitive Documents in good faith, and (ii) cooperate with the Consenting Lenders to obtain necessary Bankruptcy Court approval of the Definitive Documents to consummate the Restructuring;

(ii)    not take any action, and not encourage any other person or entity to, take any action, directly or indirectly, that would reasonably be expected to, breach or be inconsistent with this Agreement, or take any other action, directly or indirectly, that would reasonably be expected to interfere with the acceptance or implementation of the Restructuring, this Agreement, the Acquisition (as applicable), or an Acceptable Plan;

(iii)    deliver draft copies of all Definitive Documents the Company intends to file with the Bankruptcy Court to Lender Counsel, at least (A) three (3) Business Days prior to the date when the Company intends to file any such document (provided that if delivery of such document at least three (3) Business Days in advance is not reasonably practicable under the circumstances, such document shall be delivered as soon as otherwise practicable prior to filing) and (B) at least one (1) calendar day (or such shorter review period as necessary or appropriate) prior to the date when the Company intends to file any other material pleading with the Bankruptcy Court (but excluding retention applications, fee applications, and any declarations in support thereof or related thereto);

(iv)    deliver periodic updates and reports regarding the Company Parties’ financial performance, the sale process, the Chapter 11 Cases, and as reasonably requested by the Consenting Lenders;

(v)    use commercially reasonable efforts to seek additional support for the Restructuring from their other material stakeholders to the extent reasonably prudent or requested by the Consenting Lenders;

(vi)    negotiate in good faith and use commercially reasonable efforts to execute and deliver any appropriate additional or alternative agreements to address any legal, financial, or structural impediment to the Restructuring that are necessary to effectuate the Restructuring in accordance with the terms hereof;

(vii)    to the extent that any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the transactions contemplated in this Agreement or the Acceptable Plan, negotiate in good faith appropriate additional or alternative provisions to address any such impediment, in consultation with the Requisite Consenting Lenders;

(viii)    maintain its good standing under the laws of the state or other jurisdiction in which they are incorporated or organized;

(ix)    as soon as reasonably practicable, notify the Consenting Lenders in writing of any governmental or third-party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened);

(x)    if any of the Company Parties know of a material breach by any Company Party or any Consenting Lender of the obligations, representations, warranties, or covenants of the Company Parties or Consenting Lenders (as applicable) set forth in this Agreement, furnish prompt written notice (and in any event within three (3) Business Days of such actual knowledge) to the non-breaching Consenting Lenders and promptly take all reasonable and practicable remedial action necessary to cure such material breach by any such Company Party or Consenting Lender, as applicable;

(xi)    provide the Consenting Lenders with a schedule of all the Company’s existing material employee bonus obligations plans, employee retention plans, employee incentive plans, or other similar obligations on the Support Effective Date;

(xii)    timely file a formal objection to any motion filed with the Bankruptcy Court by a third-party seeking the entry of an order (A) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, (D) modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable; or (E) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Loans, or asserting any other cause of action against and/or with respect or relating to such Claims or the prepetition liens securing such Claims; and

(xiii)    not seek, solicit, or support any Alternative Restructuring, ~~other than the Restructuring,~~or cause or allow any of their agents or representatives to solicit any Alternative Restructuring, unless such Alternative Restructuring provides for no less favorable treatment of the Loan Claims than is contemplated by the Restructuring Term Sheet. Prior to the earlier of (A) making a public announcement regarding their intention to accept an Alternative Restructuring or (B) entering into a definitive agreement with respect to an Alternative Restructuring, the Debtors shall have terminated this Agreement pursuant to Section 5(c)(i). The Debtors shall, to the extent practicable and consistent with their fiduciary duties, give Lender Counsel not less than four (4) Business Days’ prior written notice before exercising such termination right in accordance with this Agreement. At all times prior to the earlier of the date on which the Debtors (A) enter into a definitive agreement in respect of such an Alternative Restructuring or (B) make a public announcement regarding their intention to do so, the Debtors shall provide to Lender Counsel a copy of any written offer or proposal (and notice and a description of any oral offer or proposal) for such Alternative Restructuring within five (5) Business Days of the Debtors’ or their advisors’ receipt of such offer or proposal.

(b)    Negative Commitments. During the Support Period, each of the Company Parties shall not directly or indirectly:

(i)    object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring;

(ii)    take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation, and consummation of the Restructuring described in this Agreement;

(iii)    propose or modify a plan of reorganization, in whole or in part, in a manner that is not consistent with this Agreement in all material respects; or

(iv)    file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement.

Notwithstanding the foregoing, any action taken by the Debtors in accordance with the Bidding Procedures (as defined below) as approved by the Bankruptcy Court or any other order of the Bankruptcy Court shall not constitute a breach of this Section 3(b).

(c)    Automatic Stay. The Company acknowledges and agrees and shall not dispute that after the commencement of the Chapter 11 Cases, the giving of notice of termination of this Agreement by any Party pursuant to this Agreement shall not be a violation of the automatic stay under section 362 of the Bankruptcy Code (and the Company hereby waives, to the fullest extent permitted by law, the applicability of the automatic stay to the giving of such notice); provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

4.    Priming Consent Fee

Consenting Lenders that have consented to the priming liens and security interests and other transactions contemplated by the DIP Facility Term Sheet and this Agreement (the “Consent Fee Lenders”) by executing and delivering counterpart signature pages of this Agreement and the Credit Agreement Amendment to counsel to the Company as of 12:00 P.M., Eastern Prevailing Time, on September 18, 2020 (the “Consent Fee Deadline”) shall earn the Priming Consent Fee as set forth herein, which shall be paid on the Support Effective Date in the form of cash, provided that the Priming Consent Fee shall only be earned as described herein in the event that the Consent Fee Lenders constitute “Required Lenders” under the Credit Agreement, provided further that the Consent Fee Deadline may be extended by mutual agreement between the Company and the DIP Agent, in which case the Priming Consent Fee shall be paid on such date as determined by the Company and the DIP Agent.

5.    Termination of Agreement.

(a)    Termination by Notice. This Agreement shall terminate three (3) Business Days following the delivery of notice, delivered in accordance with Section 22 hereof, from the Requisite Consenting Lenders to the Company at any time after and during the continuance of any Lender Termination Event (defined below). In addition, this Agreement shall terminate three (3) Business Days following the delivery of notice, delivered in accordance with Section 22 hereof, from any Company Party to the Requisite Consenting Lenders at any time after the occurrence and during the continuance of any Company Termination Event (defined below). Notwithstanding the foregoing, no Party may exercise any of its respective termination rights as set forth herein if such Party is in material breach of this Agreement or a breach of this Agreement by such Party has given rise to the events or circumstances permitting termination.

(b)    A “Lender Termination Event” shall mean the following:

(i)    an Event of Default under the DIP Credit Agreement has occurred and is continuing;

(ii)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Acceptable Plan or the Restructuring, and such ruling, judgment or order has not been stayed, reversed or vacated within ten (10) Business Days after such issuance;

(iii)    the treatment of the Loans in the Plan is modified in any manner or the SAPA is modified in any manner adverse to the Lenders (it being understood that any amendments or modifications to the SAPA or the Plan to effect or implement the Asset Sale Election are not in any manner adverse to the Lenders);

(iv)    the Bankruptcy Court enters an order (A) directing the appointment of an examiner with expanded powers or a trustee in the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing any of the Chapter 11 Cases;

(v)    the Milestones set forth in Section 8 have not been achieved, extended, or waived by the date identified for completion of such Milestone (as such date may be extended or waived with the written consent of the Requisite Consenting Lenders;

(vi)    the Bankruptcy Court enters an order denying confirmation of the Acceptable Plan;

(vii)    entry of a DIP Order that is not acceptable to the Requisite Consenting Lenders;

(viii)    entry of an order that grants relief terminating, annulling, or materially modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief were granted, would have a material adverse effect on the consummation of the Restructuring;

(ix)    the Company withdraws the Acceptable Plan as filed or files any plan of reorganization or liquidation or disclosure statement that is not an Acceptable Plan;

(x)    if the Company files any motion, application, or adversary proceeding challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Consenting Lenders’ Loan Claims;

(xi)    the Company files a motion, application, or adversary proceeding (or the Company supports any such motion, application, or adversary proceeding filed or commenced by any third party) (A) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Loan Claims or asserting any other cause of action against the Consenting Lenders or with respect or relating to such Loan Claim, the Credit Agreement or any Loan Document (as such term is defined in the Credit Agreement) or the prepetition liens securing the Loan Claims or (B) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Loan Claims or asserting any other cause of action against the Consenting Lenders or with respect or relating to such Loan Claims or the prepetition liens securing the Loan Claims;

(xii)    the Company loses the exclusive right to file a plan or plans of reorganization or to solicit acceptances thereof pursuant to section 1121 of the Bankruptcy Code;

(xiii)    the commencement of an involuntary case against the Company or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of the Company, or their debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect (provided that such involuntary proceeding is not dismissed within a period of thirty (30) days after the filing thereof) or if any court grants the relief sought in such involuntary proceeding;

(xiv)    without the prior consent of the Requisite Consenting Lenders, the Company (A) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect except consistent with this Agreement, (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (C) files an answer admitting the material allegations of a petition filed against it in any proceeding, (D) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official, trustee or an examiner pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases, (E) makes a general assignment or arrangement for the benefit of creditors or (F) takes any corporate action for the purpose of authorizing any of the foregoing; or

(xv)    the Company breaches any of the undertakings, representations, warranties or covenants of the Company set forth herein in any material respect which remains uncured for a period of five (5) Business Days after the receipt of written notice of such breach from Requisite Consenting Lenders.

(c)    A “Company Termination Event” shall mean any of the following:

(i)    the board of directors, managers, members or partners (or comparable governing body), as applicable, of any Company Party has determined in the exercise of its fiduciary duties and based on advice of counsel to pursue an Alternative Restructuring and the Company and Requisite Consenting Lenders have not agreed to amend this Agreement as appropriate to facilitate the Alternative Restructuring;

(ii)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Plan or the Restructuring, and such ruling, judgment or order has not been stayed, reversed or vacated within ten (10) Business Days after such issuance; or

(iii)    any Consenting Lender breaches any of the undertakings, representations, warranties or covenants of such Consenting Lender set forth herein in any material respect which remains uncured for a period of five (5) Business Days after the receipt of written notice of such breach from the Company, but only if Consenting Lenders who have not so breached this Agreement hold less than 66 2⁄3% of the aggregate principal amount of Loan Claims.

(d)    Mutual Termination. This Agreement may be terminated by mutual agreement of the Company Parties and the Requisite Consenting Lenders upon the receipt of written notice delivered in accordance with Section 22 hereof.

(e)    Automatic Termination. This Agreement also shall terminate automatically without any further required action or notice immediately upon the earlier of the following: (i) the Plan Effective Date, (ii) 11:59 P.M. (Eastern Time) March 31, 2021 or (iii) upon the termination of the SAPA in accordance with Article VIII therein, unless, in the case of clause (iii), such termination occurs in connection with the Debtors’ implementation of another Acceptable Plan.

(f)    Effect of Termination. Subject to Section 5(a) hereof, upon the termination of this Agreement in accordance with this Section 5, and except as provided in Section 15 hereof, this Agreement shall forthwith become void and of no further force or effect and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law; provided, however, that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination. Upon a termination of this Agreement, each Consenting Lender may, upon written notice to the Company and the other Parties, and without further order of the Bankruptcy Court, revoke its vote or any consents given prior to such termination, whereupon any such vote or consent shall be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement. If this Agreement has been terminated as to any Consenting Lender in accordance with Section 5 hereof at a time when permission of the Bankruptcy Court shall be required for a change or withdrawal (or cause to change or withdraw) of its vote to accept the Plan, the Company shall not oppose any attempt by such Consenting Lender to change or withdraw (or cause to change or withdraw) such vote at such time.

(g)    Individual Termination. Any Consenting Lender may terminate this Agreement as to itself only, upon written notice to the other Parties in accordance with Section 22 hereof, in the event that: (i) such Consenting Lender has transferred all (but not less than all) of its Loan Claims (such termination shall be effective on the date on which such Consenting Lender has effected such transfer and provided the written notice required), or (ii) this Agreement or the Restructuring Term Sheet is amended without its consent in such a way as to alter any of the material terms hereof in a manner that is disproportionately adverse to such Consenting Lender as compared to similarly situated Consenting Lenders by giving ten (10) Business Days’ written notice to the other Parties in accordance with Section 22; provided, that such written notice shall be given by the applicable Consenting Lender within five (5) Business Days of such amendment, filing, or execution.

(h)    If an Acceptable Plan is not consummated, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

6.    Definitive Documents; Good Faith Cooperation; Further Assurances.

(a)    Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to the pursuit, approval, negotiation, execution, delivery, implementation and consummation of an Acceptable Plan and the Restructuring, as well as the negotiation, drafting, execution and delivery of the Definitive Documents. The Company shall ensure that all Definitive Documents are consistent in all material respects with the terms of this Agreement (including the Exhibits and Schedules) and otherwise in form and substance reasonably satisfactory to the Requisite Consenting Lenders.

(b)    Subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.

(c)    The Parties agree, consistent with clause (a) of this Section 6, to negotiate in good faith the Definitive Documents that are subject to negotiation and completion on the Support Effective Date and that, notwithstanding anything herein to the contrary, the Definitive Documents, including any motions or orders related thereto, shall not be inconsistent with this Agreement and otherwise subject to the applicable consent rights of the Parties set forth herein.

7.    Representations and Warranties.

(a)    Each Party, severally and not jointly, represents and warrants to the other Parties that the following statements are true and correct as of the date hereof (or as of the date a Consenting Lender becomes a party hereto):

(i)    such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement, to carry out the transactions contemplated hereby and to perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(ii)    the execution, delivery and performance by such Party of this Agreement does not and will not (A) violate any material provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party except, in the case of the Company, for the filing of the Chapter 11 Cases;

(iii)    the execution, delivery and performance by such Party of this Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary and/or required by the U.S. Securities and Exchange Commission or other securities regulatory authorities under applicable securities laws; and

(iv)    this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

(b)    Each Consenting Lender severally (and not jointly) represents and warrants to the Company that, as of the date hereof (or as of the date such Consenting Lender becomes a party hereto), such Consenting Lender (i) is the beneficial owner of the principal amount of the Loans set forth on its signature page hereto (or below its name on the signature page of a Joinder Agreement for any Consenting Lender that becomes a party hereto after the date hereof) and does not beneficially own any other indebtedness, and/or (ii) has, with respect to the beneficial owners of such Loans, (A) sole investment or voting discretion with respect thereto, (B) full power and authority to vote on and consent to matters concerning such Loans or to exchange, assign and transfer such Loans and (C) full power and authority to bind or act on the behalf of such beneficial owners.

(c)    Each Consenting Lender severally (and not jointly) makes the representations and warranties set forth in Section 23(b) hereof, in each case, to the other Parties.

8.    Milestones.

On and after the Support Effective Date, the Company shall use commercially reasonable efforts to implement the Restructuring in accordance with the following Milestones, as applicable, unless extended or waived in writing (which may be by electronic mail between applicable counsel) by the Company and the ~~Required~~Requisite Consenting Lenders in their sole discretion; provided that, with respect to the Milestones in subsections (c) and (e) herein, such Milestones may be extended by the Company and the Lender Counsel. For the avoidance of doubt, nothing in these Milestones shall prevent the Debtors from exercising their respective fiduciary duties under applicable law, subject to the right of the Consenting Lenders under Section 5(b) hereof:

(a)    no later than 11:59 p.m. (prevailing Eastern time) on the date that is two (2) days after the Support Effective Date, the Company Parties shall have commenced the Chapter 11 Cases in the Bankruptcy Court (the “Petition Date”);

(b)    no later than five (5) days after the Petition Date, the Bankruptcy Court shall have entered the DIP Order on an interim basis, which DIP Order shall be in the form and substance acceptable to the Requisite Consenting Lenders;

(c)    no later than 11:59 p.m. (prevailing Eastern time) on the date that is thirty-five (35) days after the Petition Date, the Bankruptcy Court shall have entered (i) an order approving the bidding procedures with respect to the Acquisition (the “Bidding Procedures”) (which Bidding Procedures shall be in form and substance reasonably acceptable to the Requisite Consenting Lenders) and (ii) the DIP Order on a final basis (which DIP Order shall be in form and substance acceptable to the Requisite Consenting Lenders);

(d)    no later than 11:59 p.m. (prevailing Eastern time) ~~the date that is thirty-five (35) days after the Petition Date~~on [January 8, 2021], the Company Parties shall have filed an Acceptable Plan, Disclosure Statement, and a motion to approve the Disclosure Statement, each of which shall be in form and substance reasonably acceptable to the Requisite Consenting Lenders;

(e)    no later than ~~ninety (90) days after the Petition Date~~11:59 p.m. (prevailing Eastern time) on [February 22, 2021], (i) the hearing to approve the Disclosure Statement shall have occurred and (ii) the Bankruptcy Court shall have entered an order approving the Disclosure Statement on a final basis, which shall be in form and substance reasonably acceptable to the Requisite Consenting Lenders;

(f)    no later than ~~one hundred fifty (150) days (or such later date as may be required to accommodate the Bankruptcy Court’s schedule) after the Petition Date~~11:59 p.m. (prevailing Eastern time) on [April 7, 2021], a hearing shall have occurred for approval of (x) (i) the Acquisition and (ii) confirmation of the Plan or (y) another Acceptable Plan, and within two (2) Business Days thereafter, the Bankruptcy Court shall have entered the Confirmation Order on a final basis, which shall be in form and substance reasonably acceptable to the Requisite Consenting Lenders; and

(g)    no later than ~~two hundred and ten (210) days after the Petition Date~~11:59 p.m. (prevailing Eastern time) on [April 30, 2021], (i) the Acquisition shall have closed and (ii) the Plan Effective Date shall have occurred.

9.    Disclosure; Publicity

Except as required by applicable law or otherwise permitted under the terms of any other agreement between the Company and any Consenting Lender, no Party or its advisors shall disclose to any person (including, for the avoidance of doubt, any other Party), other than advisors to the Company, the principal amount or percentage of any Loans or any other Claims against, or Interests in, the Company held by any Consenting Lender, in each case, without such Consenting Lender’s consent; provided, however, that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Consenting Lender a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (the expense of which, if any, shall be borne by the Company), and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Loans held by all the Consenting Lenders. Any public filing of this Agreement, with the Bankruptcy Court or otherwise, and any version of this Agreement shared with the Consenting Lenders generally shall omit the Loans holdings of each individual Consenting Lender as set forth on such Consenting Lender’s signature page hereto or shall include such signature page only in redacted form with respect to the Loans holdings of each Consenting Lender (provided that the Loans holdings on such signature page(s) may be filed under seal in unredacted form with the Bankruptcy Court).

10.    Amendments and Waivers.

(a)    Other than as set forth in Section 10(b), this Agreement, including any exhibits or schedules hereto, may not be modified, amended or supplemented or the performance of any obligation thereunder waived except with the written consent of the Company and the Requisite Consenting Lenders in their sole discretion; provided that the Company may modify, amend, or supplement the Plan, the Restructuring Term Sheet, or any related Definitive Document, to the extent solely affecting the treatment of the Notes Claims or any class of claims or interests ranking junior to the Loan Claims, without the consent of any Consenting Lender.

(b)    Notwithstanding Section 10(a):

(i)    any waiver, modification, amendment or supplement to this Section 10 shall require the written consent of all of the Parties;

(ii)    any modification, amendment or change to the definition of “Requisite Consenting Lenders,” shall require the written consent of each Consenting Lender;

(iii)    any change, modification or amendment to this Agreement (including the Restructuring Term Sheet) or the Acceptable Plan that materially and adversely alters the treatment of Loan Claims under the Plan shall require the consent of each Consenting Lender;

(iv)    any amendment that would have the effect of extending the Support Period beyond March 31, 2021 shall require the consent of each Consenting Lender; and

(v)    any change, modification or amendment to this Agreement or the Acceptable Plan that treats or affects any Consenting Lenders in a manner that is materially and adversely disproportionate, on an economic basis, to the manner in which any of the other Consenting Lenders are treated (after taking into account each of the Consenting Lenders’ respective Claims and Interests and the recoveries contemplated by the Plan (as in effect on the date hereof)) shall require the written consent of such materially adversely and disproportionately affected Consenting Lender.

(c)    In the event that a materially adversely and disproportionately affected Consenting Lender (the “Non-Consenting Lender”) does not consent to a waiver, change, modification or amendment to this Agreement requiring the consent of such Non-Consenting Lender, but such waiver, change, modification or amendment receives the consent of the Requisite Consenting Lenders, this Agreement shall be deemed to have been terminated only as to such Non-Consenting Lenders, but this Agreement shall continue in full force and effect in respect to all other Consenting Lenders.

11.    Effectiveness.

This Agreement shall become effective and binding upon each Party at 12:00 a.m., prevailing Eastern Time, on the Support Effective Date; which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)    Each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b)    Each of the Consenting Lenders shall have executed and delivered counterpart signature pages to this Agreement to counsel to the Company; provided that signature pages executed by Consenting Term Lenders shall be delivered to (x) other Consenting Lenders in a redacted form that removes such Consenting Lenders’ holdings of Loans, and (y) the Company, the advisors to the Company and (solely with respect to members of the Consenting Lenders) Lender Counsel and Lender Financial Advisor in an unredacted form; provided, further, that such recipients shall not disclose the unredacted signature pages and shall keep such unredacted signature pages in strict confidence, except as required by law; provided further, however, that the Company may disclose publicly the aggregate principal amounts of Loans set forth on the signature pages hereto;

(c)    The Company shall have paid all reasonable and documented fees and out of pocket expenses and all agreed and unpaid professional retainer amounts of the Lender Counsel and Lender Financial Advisor in accordance with their respective fee letters or engagement letters for which an invoice has been received by the Company on or before the date that is one (1) Business Day prior to the Support Effective Date;

(d)    The SAPA shall have been executed by all parties thereto; and

(e)    The Company shall have paid the Priming Consent Fee, as applicable, in cash to the Loan Agent for the benefit of each Consenting Lender.

12.    Fees and Expenses. The Company shall pay or reimburse all reasonable and documented fees and expenses of the Lender Counsel and Lender Financial Advisor, including the fees and expenses of Gibson, Dunn & Crutcher LLP, as Lender Counsel and PJT Partners LP as Lender Financial Advisor, within five (5) Business Days of receipt. For the avoidance of doubt, all such fees and expenses incurred and outstanding in connection with the Restructuring shall be paid on the Plan Effective Date. Any documentation shall be redacted to preserve privilege and work product and contain only the names of professionals/para professionals working on the matter, hourly rate and total number of hours worked.

13.    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflict of laws principles thereof.

(b)    Each of the Parties irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in any federal or state court in the Borough of Manhattan in the City of New York (the “NY Courts”) and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Restructuring Transactions. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the NY Courts other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any NY Court. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process, and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement or the Restructuring, (i) any claim that it is not personally subject to the jurisdiction of the NY Courts for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by any such court. Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by this Section 13(b) shall be brought in the Bankruptcy Court. Notwithstanding the foregoing, none of the Consenting Lenders hereby submit to the jurisdiction of the Bankruptcy Court for any other matter or otherwise consent to the entry of any final judgment/order by the Bankruptcy Court.

(c)    EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.    Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder. Each Party also agrees that it will not seek, and will waive any requirement for, the securing or posting of a bond in connection with any Party seeking or obtaining such relief.

15.    Survival.

Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, the agreements and obligations of the Parties in this Section 15 and Sections 5(f), 9, 12, 13, 14, 17, 18, 19, 20, 21, 22, and 23, hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

16.    Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

17.    Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided, however, that, during the Support Period, nothing contained in this Section 17 shall be deemed to permit Transfers of the Loans or Loan Claims, other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

18.    Relationship Among Parties.

Notwithstanding anything herein to the contrary, (i) the duties and obligations of the Parties under this Agreement shall be several, not joint and several; (ii) no Party shall have any responsibility by virtue of this Agreement for any trading by any other entity; (iii) no prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement; (iv) the Parties hereto acknowledge that this Agreement does not constitute an agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any equity securities of the Company Parties, and the Parties do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended; (v) none of the Consenting Lenders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities in any kind or form to each other, the Company Parties or any of the Company Parties’ other lenders or stakeholders, including as a result of this Agreement or the transactions contemplated herein or in any exhibit hereto; and (vi) no action taken by any Party pursuant to this Agreement shall be deemed to constitute, or to create a presumption by any of the Parties, that the Parties are in any way acting in concert or as a “group.”

19.    No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.

20.    Reservation of Rights.

(a)    Except as expressly provided in this Agreement or the Restructuring Term Sheet, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of any Party to protect and preserve its rights, remedies and interests, including, without limitation, its claims against any of the other Parties.

(b)    Without limiting clause (a) of this Section 20 in any way, if this Agreement is terminated for any reason, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies, claims and defenses, and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses. This Agreement, the Plan and any related document shall in no event be construed as, or be deemed to be, evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

(c)    Except as otherwise set forth in this Agreement, the Plan, and any related document, this Agreement, the Plan, and any related document shall in no event be construed to amend, alter, or waive or override any rights, remedies, obligations, claims or defenses under the Intercreditor Agreement.

21.    Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by electronic mail or otherwise, which shall be deemed to be an original for the purposes of this section 21.

22.    Notices.

All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, courier or by registered or certified mail (return receipt requested) to the following addresses:

(1)	If to the Company, to:

Garrett Motion Inc.

47548 Halyard Drive

Plymouth, MI 48170

Attention:            Jerome Maironi

                             (jerome.maironi@garrettmotion.com)

With a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:            Andrew G. Dietderich

                             (dietdericha@sullcrom.com)

                             Evan S. Simpson

                             (simpsone@sullcrom.com)

(2)

If to a Consenting Lender, or a transferee thereof, to the addresses set forth below following the Consenting Lender’s signature (or as directed by any transferee thereof), as the case may be, with copies to:

Gibson Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention:            Scott J. Greenberg, Esq.

                             (sgreenberg@gibsondunn.com)

23.    No Solicitation; Representation by Counsel; Adequate Information; Miscellaneous.

(a)    This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Plan in the Chapter 11 Cases from the Consenting Lenders. The acceptances of the Consenting Lenders with respect to the Plan will not be solicited until such Consenting Lenders have received the Disclosure Statement, related ballots and solicitation materials.

(b)    Each Party acknowledges that it has had an opportunity to receive information from the Company and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

(c)    This Agreement, together with all exhibits hereto, contains the entire agreement and understanding among the Parties concerning the matters set forth herein and supersedes all prior or contemporaneous stipulations, negotiations, representations, understandings, and discussions among the Parties or their respective counsel with respect to the subject matter of this Agreement. No other representations, covenants, undertakings, or other earlier or contemporaneous agreements respecting these matters may be deemed in any way to exist or bind any of the Parties. The Parties acknowledge that they have not executed this Agreement in reliance on any promise, representation, or warranty other than those contained in this Agreement.

(d)    This Agreement may not be modified except as mutually agreed to in a writing signed by all the Parties

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

[All signature pages on file with the Debtors.]

(Signature Page to Restructuring Support Agreement)

EXHIBIT A

“Acceptable Plan” means (i) the Plan contemplated ~~herein~~in this Agreement and the Restructuring Term Sheet, (ii) a ~~substantially similar~~chapter 11 plan~~acquisition of substantially all of the assets of the Debtors~~ that provides equal or more favorable plan treatment of the Lenders (as reasonably determined by the Requisite Consenting Lenders), or (iii) another chapter 11 plan of reorganization that pays the Lenders in cash in full on the ~~plan effective date~~Plan Effective Date; provided that no chapter 11 plan shall be an Acceptable Plan unless it is expected to be consummated prior to (x) the Maturity Date (as defined in the DIP Credit Agreement ) ~~and~~or (y) such other future date designated in writing by the Requisite Consenting Lenders (acting in their sole discretion), and, in each case, such plan is not in any other manner adverse to the Consenting Lenders when compared to the Plan contemplated herein.

“Affiliate” means, with respect to any person, any other person which indirectly or indirectly controls, or is under common control with, or is controlled by, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any person, (x) the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership, limited liability company or other ownership interests, by contract or otherwise) of such person or (y) solely with respect to Affiliates of Consenting Lenders, the investment or voting discretion or control with respect to discretionary accounts of such person.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Claims” has the meaning set forth in section 101(5) of the Bankruptcy Code.

“Collateral” has the meaning ascribed to such term in the Credit Agreement.

“Confirmation Order” means an order of the Bankruptcy Court, in form and substance reasonably acceptable to the Requisite Consenting Lenders, approving (x) the Plan, including the Acquisition and providing for the payment in full in cash of the Loan Document Obligations (as defined in the Credit Agreement) on the closing of the Acquisition; provided that (1) payment of default interest of an additional 2% under Section 2.13 of the Credit Agreement shall be payable or discharged in accordance with the terms of the Plan and (2) a Confirmation Order that gives effect to the terms of the SAPA and the Restructuring Term Sheet is deemed acceptable to the Requisite Consenting Lenders, or (y) another Acceptable Plan.

“Credit Agreement” means that certain Credit Agreement (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time), dated as of September 27, 2018, by and among, inter alios, by and among GMI, as holdings, Garrett LX I S.à r.l., Garrett LX II S.à r.l., Garrett LX III S.à r.l., Garrett Borrowing LLC and Garrett Motion Sàrl (f/k/a Honeywell Technologies Sàrl), as borrowers, certain of the Company Parties, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto from time to time.

“Definitive Documents” means (i) this Agreement (including the Restructuring Term Sheet), (ii) the DIP Documents, (iii) the DIP Orders, (iv) the motion seeking approval of the DIP Orders, (v) an Acceptable Plan (including any ballots, supplements or other material documents directly relating thereto not specified herein), (vi) the Disclosure Statement, (vii) the motion seeking approval by the Bankruptcy Court of the Disclosure Statement and the Solicitation procedures, and the order of the Bankruptcy Court approving the Disclosure Statement and the Confirmation Order, (viii) all first day pleadings or papers, (ix) all second day pleadings or papers, (x) any other material pleadings or papers, (xi) the Credit Agreement Amendment and (xii) the SAPA, in each of cases (v)-(xii) to the extent relating in any way to the DIP Facility or the Loans.

“DIP Agent” means Citibank, N.A., as administrative agent under the DIP Credit Agreement.

“DIP Credit Agreement” means that certain senior secured superpriority debtor-in-possession credit agreement by and among the Company Parties, DIP Agent and lenders party thereto, consistent with the terms and conditions of the DIP Facility Term Sheet, as amended, supplemented, or otherwise modified from time to time but in effect on the closing date of the DIP Facility.

“DIP Documents” means the DIP Credit Agreement and related financing Documents.

“DIP Facility” means the senior secured superpriority debtor-in-possession facility to be provided to the Company in accordance with the terms of the DIP Facility Term Sheet.

“DIP Orders” means the Interim DIP Order and Final DIP Order.

“Disclosure Statement” means the disclosure statement in respect of an Acceptable Plan, including, without limitation, all exhibits and schedules thereto, as supplemented from time to time.

“Final DIP Order” means the final order approving, among other things, the Company’s use of cash collateral and entry into the DIP Facility, to be entered by the Bankruptcy Court.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of September 27, 2018, by and among the Company, certain of the Company Parties, JPMorgan Chase Bank, N.A., as Senior Priority Representative for the Credit Agreement Secured Parties, Deutsche Trustee Company Limited, as Senior Subordinated Notes Representative for the holders of Senior Subordinated Notes and each of the additional Representatives party thereto from time to time, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Company Party, including all shares, common stock, preferred stock or other instrument evidencing any fixed or contingent ownership interest in any Company Party, including any option, warrant or other right, contractual or otherwise, to acquire any such interest in a Company Party, whether or not transferable and whether fully vested or vesting in the future, that existed immediately before the Plan Effective Date.

“Interim DIP Order” means the interim order approving, among other things, the Company’s use of cash collateral and entry into the DIP Facility, to be entered by the Bankruptcy Court.

“Lender” shall have the meaning ascribed to such term in the Credit Agreement.

“Lender Counsel” means (i) Gibson, Dunn & Crutcher LLP, and (ii) applicable local counsel selected by the Consenting Lenders, as necessary and appropriate, as counsel to the Consenting Lenders.

“Lender Financial Advisor” means PJT Partners LP.

“Loan Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Credit Agreement, or its successor in such capacity.

“Loan Claim” means any Claim on account of the Loans, including, without limitation, all interest, fees and expenses related thereto.

“Loan Documents” means the Credit Agreement and all other agreements, documents, and instruments delivered or entered into in connection with Credit Agreement, including any guarantee agreements, pledge and collateral agreements, fee letters, or other security documents.

“Loans” means, collectively, the Revolving Exposure, Tranche A Term Loans and Tranche B Term Loans.

“Milestones” means the dates set forth in Section 8.

“Notes” means the 5.125% Senior Secured Notes, due 2026, outstanding under that certain Indenture, dated as of September 27, 2018 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among the Company, as parent, Garrett LX I S.à r.l. and Garrett Borrowing LLC, as issuers, certain of the Company Parties, as guarantors, and Deutsche Trustee Company Limited, as the trustee.

“Notes Claims” means any Claim on account of the Notes, including, without limitation, all interest, fees and expenses related thereto.

“Petition Date” means the date on which the Debtors commence the Chapter 11 Cases.

“Plan Effective Date” means the date upon which all conditions to the effectiveness of an Acceptable Plan have been satisfied or waived in accordance with the terms thereof and ~~the~~such Acceptable Plan becomes effective.

“Priming Consent Fee” means cash in an amount equal to 0.25% of the outstanding principal amount of the applicable Consenting Lender’s Loans (without duplication of any Loans acquired from any other Consenting Lender following the date such Consenting Lender executed a counterpart to this Agreement) as of the date such Consenting Lender executes a counterpart to this Agreement.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company (or enter with customers into long and short positions in claims against the Company), in its capacity as a dealer or marketmaker in claims against the Company and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Released Parties” shall have the meaning ascribed to such term in the Plan.

“Requisite Consenting Lenders” means, as of the date of determination, Consenting Lenders holding at least a majority of the aggregate principal amount outstanding of the Loans held by all Consenting Lenders.

“Revolving Exposure” has the meaning ascribed to such term in the Credit Agreement.

“SAPA” means the Stock and Asset Purchase Agreement, dated as of the date hereof, by and among GMI, Garrett Motion Holdings Inc. and Garrett ASASCO Inc., as sellers, and a special purpose entity created by the plan sponsor for such purpose.

“Securities Act” means the Securities Act of 1933, as amended.

“Subordinated Bendix Indemnification and Reimbursement Agreement” means the Indemnification and Reimbursement Agreement, dated September 12, 2018, by and among Honeywell ASASCO Inc., Honeywell ASASCO 2 Inc. and Honeywell International Inc.

“Subordinated Bendix Indemnification Guarantee Agreement” means the Indemnification Guarantee Agreement, dated September 26, 2018, by and between Honeywell ASASCO 2 Inc., ASASCO and the other Guarantors party thereto.

“Subordinated Bendix Indemnity Agreements” means the (a) Subordinated Bendix Indemnification and Reimbursement Agreement and (b) Subordinated Bendix Indemnification Guarantee Agreement.

“Support Effective Date” means the date on which the conditions set forth in Section 11 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Support Period” means the period commencing on the Support Effective Date and ending on the earlier of the date on which this Agreement is terminated in accordance with Section 5 hereof.

“Tranche A Term Loan” has the meaning ascribed to such term in the Credit Agreement.

“Tranche B Term Loan” has the meaning ascribed to such term in the Credit Agreement.

EXHIBIT B

COMPANY PARTIES

1.	BRH LLC
2.	Calvari Limited
3.	Friction Materials LLC
4.	Garrett ASASCO Inc.
5.	Garrett Borrowing LLC
6.	Garrett Holding Company Sàrl
7.	Garrett LX I S.à r.l.
8.	Garrett LX II S.à r.l.
9.	Garrett LX III S.à r.l.
10.	Garrett Motion Australia Pty Limited
11.	Garrett Motion Automotive Research Mexico S. de R.L. de C.V.
12.	Garrett Motion Holdings Inc.
13.	Garrett Motion Holdings II Inc.
14.	Garrett Motion Inc.
15.	Garrett Motion International Services S.R.L.
16.	Garrett Motion Ireland A Limited
17.	Garrett Motion Ireland B Limited
18.	Garrett Motion Ireland C Limited
19.	Garrett Motion Ireland Limited
20.	Garrett Motion Italia S.r.l.
21.	Garrett Motion Japan Inc.
22.	Garrett Motion LLC
23.	Garrett Motion México, Sociedad Anónima de Capital Variable
24.	Garrett Motion Romania S.R.L.
25.	Garrett Motion Sàrl
26.	Garrett Motion Slovakia s.r.o.
27.	Garrett Motion Switzerland Holdings Sàrl
28.	Garrett Motion UK A Limited
29.	Garrett Motion UK B Limited
30.	Garrett Motion UK C Limited
31.	Garrett Motion UK D Limited
32.	Garrett Motion UK Limited
33.	Garrett Transportation I Inc.
34.	Garrett Transportation Systems Ltd
35.	Garrett Transportation Systems UK II Ltd
36.	Garrett TS Ltd
37.	Garrett Turbo Ltd

EXHIBIT C

RESTRUCTURING TERM SHEET

EXHIBIT D

FORM OF JOINDER AGREEMENT FOR CONSENTING LENDERS

This Joinder Agreement to the Restructuring Support Agreement, dated as of [●] (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among the Company and Consenting Lenders is executed and delivered by [●] (the “Joining Party”) as of [●]. Each capitalized term used herein, but not otherwise defined, shall have the meaning set forth in the Agreement.

1.    Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions thereof). The Joining Party shall hereafter be deemed to be a “Consenting Lender” and a “Party” for all purposes under the Agreement and with respect to any and all Claims held by such Joining Party.

2.    Representations and Warranties. With respect to the aggregate principal amount of Loans set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting Lenders set forth in Section 7 of the Agreement to each other Party to the Agreement.

3.    Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

CONSENTING LENDER

By:
Name:
Title:

Principal Amount of Revolving Exposure:	€
Principal Amount of Tranche A Term Loans:	€
Principal Amount of Tranche B Term Loans (EUR):	€
Principal Amount of Tranche B Term Loans (USD):	$

Notice Address:

[●]

Attention: [●]

Email: [●]

~~Acknowledged:~~ [●]

~~By:~~
~~Name:~~
~~Title:~~

(Signature Page to Joinder)